EXHIBIT 10.14(c)

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT, is made and entered into as of this 9th day of May, 2013 (this “Agreement”), by and between Relypsa, Inc., a Delaware corporation (the “Company”) and Gerrit Klaerner (the “Consultant”).

WITNESSETH:

The Consultant and the Company are party to that certain letter agreement dated October 25, 2012 (as subsequently amended on March 11, 2013) (the “Transition Agreement”).

The Consultant has elected to voluntarily terminate his employment with the Company effective June 30, 2013.

The Company wishes to retain the Consultant to perform part-time consulting work for the Company following his termination of employment, subject to the terms of this Agreement.

The Consultant wishes to enter into this Agreement, effective as of the date first set forth above, and, as a result, waive all his benefits and rights set forth in the Transition Agreement, except as otherwise set forth hereunder.

In consideration of the premises and of the covenants, promises and conditions herein contained, and for other consideration as hereinafter described, the parties hereto agree as follows:

Section 1. Retention as a Consultant. Subject to the Consultant’s continued employment with the Company through June 30, 2013, the Company hereby agrees to retain the Consultant commencing July 1, 2013 (the “Start Date”) and the Consultant hereby agrees to provide services to the Company as an independent consultant for the term set forth in Section 2 hereof and subject to, and in accordance with, the terms and conditions hereinafter set forth. In the event that prior to June 30, 2013 the Consultant is terminated by the Company for “Cause” (as such term is defined in the Transition Agreement), this Agreement shall be null, void and of no effect.

Section 2. Consulting Term. The term of the Consultant’s services hereunder shall commence on the Start Date, and shall continue in accordance with the terms of this Agreement for a period of eighteen (18) months from the Start Date, subject in any case to earlier termination as provided in Section 8 of this Agreement (the “Consulting Term”).

Section 3. Duties. The Consultant shall serve as a senior level consultant to the Company and provide strategic advice to the Company as requested by the senior management of the Company and/or members of the Company’s Board of Directors (the “Board”), and shall advise as to such other matters of the Company and take on such other duties and responsibilities as to which the Company and the Consultant shall mutually agree (collectively, the “Services”). The Consultant shall be available as reasonably requested by the Company for the performance of the Consultant’s obligations hereunder; provided, that during the first six (6) months of the Consulting Term, Consultant shall be available for no less than four (4) business days per month. The Consultant, as an independent contractor, shall not have any authority to legally bind the Company and shall not hold himself out as having such authority.

Section 4. Compensation.

(a) Termination of Employment. Upon Consultant’s termination of employment with the Company on June 30, 2013, the Company shall pay to Consultant all base salary and accrued and unused vacation benefits earned through such date at the rate then in effect, less standard deductions and withholdings.

(b) Signing Bonus and Related Benefits.

(i) Upon Consultant’s furnishing to the Company an effective Release (as such term is defined in the Transition Agreement) for which the applicable revocation period has expired, provided such effective Release is furnished no later than forty-five (45) days following June 30, 2013, the Consultant shall pay Consultant a lump sum cash payment equal to six (6) months of the Consultant’s base salary as in effect on June 30, 2013 (less standard deductions and withholdings) (the “Signing Bonus”), such Signing Bonus to be paid to Consultant on the Company’s first regularly-scheduled payroll date following the effective date of the Release (as such term is defined therein). The payment of the Signing Bonus shall be lieu of any severance payment(s) described in the Transition Agreement.

(ii) In the event Consultant is eligible for and timely elects continued coverage under COBRA in connection with his termination of employment on June 30, 2013, the Company shall pay Consultant’s and any dependents which qualify under the current plan COBRA health insurance premiums, for the period commencing on the first day of the first calendar month following the effective date of the Release and ending on the earlier of (x) the last day of the sixth (6th) month following the effective date of the Release or (y) the date on which he becomes enrolled in the group health insurance plan of another employer. The Company’s provision of the COBRA benefit described in this Section 4(b)(ii) shall be in lieu of any COBRA benefits described in the Transition Agreement.

(c) Consulting Fee. As compensation for the services to be rendered hereunder, the Company shall pay the Consultant a fee (the “Consulting Fee”) of Ten Thousand Dollars ($10,000) per month for each month during the Consulting Term (subject to earlier termination as provided in Section 8 of this Agreement) from the Start Date through December 31, 2013, for, at the request of the Company, up to four (4) days of Services per month; the Company shall pay the Consultant Two Thousand Five Hundred Dollars ($2,500) for each additional day of Services beyond four (4) days per month the parties may mutually agree will be provided during such period. For the period commencing January 1, 2014 through the expiration of the Consulting Term (subject to earlier termination as provided in Section 8 of this Agreement), the Company shall pay Consultant a Consulting Fee of Two Thousand Five Hundred Dollars ($2,500) per day of Services provided through the remainder of the Consulting Term, for up to four (4) days per month as requested by the Company (the provision of additional days of Services shall be subject to the mutual agreement of the parties). Subject to Section 8 hereof, the Consulting Fee shall be paid monthly in arrears, with the first such installment due on July 31, 2013 and the remaining installments respectively due on the last day of each month thereafter.

(d) Options Vesting. Until such time as the Consulting Term expires or is earlier terminated as provided in Section 8 of this Agreement, the Existing Options and Additional Options (as such terms are defined in the Transition Agreement) shall continue to vest in accordance with their current vesting schedule (with any reference to continued employment deemed to be a reference to the continued provision of services by Consultant pursuant to this Agreement). All Options (as such term is defined in the Transition Agreement) shall immediately cease vesting upon termination of the Consulting Term (whether as a result of expiration or early termination as provided in Section 8 of this Agreement) and any then-unvested Options shall immediately terminate and be cancelled for no consideration. Notwithstanding the terms and conditions of the Option Plan (as such term is defined in the Transition Agreement), the time period to exercise any vested Existing Options or Additional Options shall be one hundred eighty (180) days from the date the Consulting Term expires or is earlier terminated as provided in Section 8 of this Agreement. For avoidance of doubt, upon a Change of Control (as described in Section 4.6.4 of the Transition Agreement), prior to the termination or expiration of the Consulting Term, the Existing Options and Additional Options shall accelerate to become fully vested upon such single trigger Change of Control. Further, Section 1 of the Amendment to the Employment Agreement shall be further amended to state that should the Company terminate this Consulting Agreement after September 19, 2013 but prior to January 1, 2014, then twenty-five (25%) of the Additional Options shall immediately vest and become excisable as set forth above.

Section 5. Reimbursement of Expenses. The Company shall, upon Consultant’s submission of appropriate documentation, reimburse the Consultant for necessary and reasonable business expenses incurred in connection with the performance of his duties hereunder (provided that in all cases, such expenses shall be approved in advance by the Company and incurred in accordance with Company policy communicated in writing to Consultant prior to the incurrence of such expenses).

Section 6. Independent Contractor. The Consultant’s engagement hereunder shall be as an independent contractor, rather than as an employee of the Company, and the Company shall not provide fringe benefits, including health insurance benefits (except as otherwise provided in Section 4(b)(ii) and 4(d)), paid vacation, or any other employee benefit, for the benefit of the Consultant. The Consultant acknowledges that he will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to the Consulting Fees described herein. The Consultant also acknowledges that he does not have any state law workers’ compensation rights with respect to the Services provided under this Agreement.

Section 7. Competition; Non-Disparagement.

(a) During the Consulting Term (the “Restricted Period”), the Consultant will not engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the Relypsa Field. For purposes of this Agreement, “Relypsa Field” is defined as therapeutics, prophylactics or agents for: 1) potassium binders, or potassium management, for treatment or prevention of hyperkalemia and/or removing potassium from a mammal; 2) bile acid and/or fatty acid binders, and/or removing bile acids and/or fatty acids from a mammal, for LDL lowering for, e.g., treatment of hypercholesteremia and/or HbAlc lowering for treatment of diabetes; 3) sodium and/or sodium chloride binders, for treatment of fluid overload or hypertension; 4) clostridium difficile toxin binders for treatment of clostridium difficile associated diarrhea; 5) iron binders for treatment of hemochromatosis, 6) ammonium binders for treatment of hepatic encephalopathy and 7) directly competing with any of the therapies or prophylactics together with their corresponding indications listed in parts 1 through 6 of this paragraph. Without in any way limiting the rights of the Company, should the Company believe that Consultant is in any way in violation of Section 7(a), the Company shall provide Consultant a written notice of any such violation describing any such violation in reasonable detail and Consultant shall have thirty (30) days from receipt of such notice to either cure such violation or terminate this Agreement.

(b) Consultant is aware that the Company is contractually bound to not work in the fields of phosphate binding and PLA2 inhibition, and as such, represents and warrants that he will not promote or suggest or induce Company or any Company employee to work in such fields, nor will Consultant perform Services in such fields for Company during the term of this Agreement. The Consultant’s evaluation of, and search for, employment or consulting opportunities, from the date hereof through the Start Date, outside of the Relypsa Field, shall not constitute a breach of section 2 of the Transition Agreement, and, during the Consulting Term, shall not constitute a breach of Section 7(a), and Consultant may at anytime execute agreements with third parties with respect to such arrangements provided that such agreements are outside of the Relypsa Field. It is expressly understood and agreed that: 1) from the execution of this Agreement until June 30, 2013, Consultant may enter into agreements to provide consulting services and/or accept appointments to serve as a member of a board(s) of directors; 2) after the Start Date, Consultant may perform services, be engaged by, or participate in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise in any business, venture, joint venture, entity or opportunity outside the Relypsa Field, provided that such activity is not otherwise subject to the limitations described in Section 7(a). Further, any intellectual property rights outside the Relypsa Field which may by generated, established or assigned as a result of Consultant entering into any agreement from the execution date of this Agreement shall governed as stated in such agreements.

(c) It is expressly understood and agreed that nothing in this Agreement shall prohibit, prevent, or anyway encumber Consultant from working with any of the Company’s investors’ or prospective investor’s new and existing portfolio companies, vendors, suppliers or partners subject to the limitations set forth in Section 7(a).

(d) Consultant agrees not to disparage the Company, its business (including but not limited to the Company’s product candidates), and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company agrees to direct its officers and directors not to disparage Consultant in any manner likely to be harmful to his business, business reputation or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process. “Disparaging” remarks, comments or statements include, without limitation, those that impugn or call into question the character, honesty, integrity or morality or business acumen, abilities or decisions in connection with any aspect of the operation of business of the individual or entity being disparaged. In addition, in light of the importance of the Company’s vendors and their relationships with the Company, you agree that, in any future communications of any sort that you may have with such vendors, you will not make any disparaging disclosures relating to the Company or the Company’s officers, directors, employees, shareholders or agents. This Section 7(d) shall survive termination or expiration of this Agreement.

Section 8. Termination. The Consulting Term may be terminated for any reason upon not less than thirty (30) days’ prior written notice by either party to the other; provided that the Consulting Term shall terminate immediately upon the Consultant’s death. Upon termination of the Consulting Term as described in this Section 8, neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 7(d) hereof.

Section 9. Representations & Warranties of Consultant. The Consultant represents and warrants to the Company that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach: (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions or copyrights made by the Consultant or any of his affiliates, (iii) any agreement not to compete against the business of any third party or (iv) any other agreement or instrument to which the Consultant is bound. Consultant further represents and warrants that (x) he is or will be legally authorized to work in the United States pursuant to all applicable immigration laws and has, or will obtain, validated identity and authorization to work documents pursuant to United States immigration laws and any and all laws that require verification of employment authorization, (y) he has not made and will not make any agreements in conflict with this Agreement, (z) the execution and delivery of this Agreement and the fulfillment of the terms hereof do not require the consent of any person, entity or governmental authority.

Section 10. Integration. This Agreement contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of Consultant’s termination of employment with the Company and his provision of Services to the Company as a consultant, and supersedes all prior and contemporaneous oral and written employment or other agreements or arrangements between the parties hereto, including, without limitation, the Transition Agreement (other than with respect to sections 3.6 (as amended by Amendment No. 1 to the Employment Agreement), 4.6.4, 4.8, 4.9, 4.10, 5, 6, 7, 8, 9 (except for Exhibit A which does not survive), and 10 through 16 thereof which survive by their terms).

Section 11. Assignment. This Agreement shall be binding upon and inure to the benefit of Consultant and his heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Consultant’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Consultant. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

Section 12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt or rejection at the addresses required by this Section 12) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

(a)	if to the Consultant:

Gerrit Klaerner

1222 20th Street

San Francisco, CA 94107

With a copy to:

Marc Jacuzzi, Esq.

Simpson, Garrity, Innes & Jacuzzi, P.C.

601 Gateway Boulevard, Suite 950

South San Francisco, CA 94080

(b)	if to the Company:

Ronald A. Krasnow, Esq.

Senior Vice President, General Counsel and Secretary

Relypsa, Inc.

700 Saginaw Drive

Redwood City, CA 94063

with a copy to:

Geoffrey W. Levin, Esq.

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Phone: (212) 504-6000

Fax: (212) 504-6666

Section 13. Choice of Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

Section 14. Amendment; Waiver. This Agreement cannot be amended or modified except by a written agreement signed by Consultant and the Company. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

Section 15. Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Consultant has been encouraged to consult with, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

SIGNATURE PAGE(S) FOLLOW.

IN WITNESS WHEREOF, this Separation and Consulting Agreement has been executed as of the day and year first above written.

RELYPSA, INC.

By:	/s/ Scott Rocklage
Name: Scott Rocklage
Title: Executive Chairman

AGREED AND ACCEPTED

By:	/s/ Gerrit Klaerner
Gerrit Klaerner

May 9, 2013